Exhibit 5.1

                                February 6, 1998

Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

      Re: Resale Prospectus of up to 3,090,141 Shares of Common Stock of Highwoods Properties, Inc. and 1,479,290 Warrants to Purchase Shares of Common Stock of Highwoods Properties, Inc.

Ladies & Gentlemen:

      We are acting as counsel for Highwoods Properties, Inc., a Maryland corporation (the "Company"), in connection with the registration of the offering on Form S-3, File No. 333-43745 (the "Registration Statement") by the holders thereof (the "Selling Securityholders") of up to (i) 117,617 shares (the "Original Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"); (ii) 2,972,524 shares (the "Redemption Shares") of Common Stock which shares may be issued by the Company to the extent that holders of up to 2,972,524 limited partnership interests ("Units") in Highwoods/Forsyth Limited Partnership, a North Carolina limited partnership, exercise their right to redeem such Units and the Company elects to satisfy such redemption right through the issuance of Common Stock; (iii) 1,479,290 warrants to purchase shares of Common Stock (the "Warrants"); and (iv) 1,444,290 shares (the "Warrants Shares," and together with the Original Shares, the Redemption Shares, and the Warrants, the "Securities") of Common Stock issuable upon the exercise of up to 1,444,290 Warrants, which Warrants may be deemed to be held by affiliates of the Company.

      In our capacity as your counsel in connection with such registration, we are familiar with the proceedings (the "Resolutions") taken by the Company in connection with the authorization and issuance of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals and copies, certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

      Based upon and subject to the foregoing, it is our opinion that:

      The Company has authority pursuant to its Articles of Incorporation to issue the Securities, the offering by the Selling Securityholders of which is to be registered under the Registration Statement and (a) the Original Shares and the Warrants have been duly authorized and validly issued and are fully paid and non-assessable and (b) the Redemption Shares and the Warrant Shares, upon issuance and delivery of and payment for such Redemption Shares and Warrant Shares in the manner contemplated by the Resolutions and the Registration Statement, will be duly authorized and validly issued and are fully paid and non-assessable.

      We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus provided therein.
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                                                               Very truly yours,



                                                               ALSTON & BIRD LLP
                                                          /s/ Robert H. Bergdolt
                                                          ----------------------
                                                     Robert H. Bergdolt, Partner